 EXHIBIT 10.31

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

        This Amendment to Executive Employment Agreement is dated as of July 8, 2002, by and between Express Scripts, Inc., a Delaware corporation (the “Company”) and Stuart L. Bascomb (“Executive”).

        WHEREAS, the parties have entered into an Executive Employment Agreement dated as of March 15, 2001 (the “Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement); and

        WHEREAS, the parties desire to amend the Agreement as hereinafter provided;

        NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto agree as follows:

    1.        Until December 31, 2002, Executive shall retain his title and duties as Executive Vice President – Sales and Provider Relations, reporting to the President of the Company. During this time Executive will cooperate with the Company and use his best efforts to transition his responsibilities as the Company’s senior sales executive to a successor executive to be designated by the Company. Thereafter Executive will cease to have responsibility for the sales and provider relations functions and shall assume the title of Executive Vice President for Business Development for the period through and including December 31, 2003. In such new capacity Executive shall report to the Chief Executive Officer and shall participate as a member of the Company’s senior staff. In the capacity of Executive Vice President of Business Development, Executive shall discharge such duties, consistent with his status as a senior executive of the Company, as the Chief Executive Officer of the Company shall assign to him.

    2.        The term of Executive’s employment in Section 2.2 of the Agreement shall continue through December 31, 2003. The provisions of Section 2.2 of the Agreement pertaining to any automatic renewal of the term of the Agreement shall be deleted, and there shall be no Renewal Periods under the Agreement unless the parties agree to extend the term of Executive’s employment in a subsequent written amendment to the Agreement.

    3.        The base salary of Executive shall remain as described in the Agreement shall not be reduced by reason of the change of duties described herein. Executive will be eligible for a pro rata Annual Bonus in 2003 based on performance. Such bonus payment will be made in March, 2004 and will not require Executive to be employed at that time to receive such bonus. Upon the execution by Executive of this Amendment, the vesting date for any stock options and restricted stock currently held by Executive and vesting after December 31, 2003, shall be accelerated and all such options and restricted stock shall vest on December 31, 2003, unless sooner terminated or forfeited pursuant to the terms of the Company’s 2000 Long Term Incentive Plan, as amended. Future grants of stock options and/or restricted stock shall be in the sole discretion of the Company.

    4.        The Company will use its reasonable best efforts to cause Executive to be nominated for re-election to the Company’s Board of Directors at the annual meeting of shareholders in May, 2003 On December 31, 2003, or if the Executive’s employment with the Company is sooner terminated for any reason, he will resign his position as director.

    5.        Executive acknowledges and agrees that the change on January 1, 2003 from Executive’s prior position to Executive Vice President for Business Development shall not, in itself, constitute grounds for Executive to terminate his employment with the Company for Good Reason. However, except as specifically provided in this Amendment, from and after January 1, 2003 all of the terms of the Agreement shall remain in full force and effect including, but not limited to, the right of Executive to terminate his employment prior to the end of the Employment Period for Good Reason.

EXPRESS SCRIPTS, INC.
July 12, 2002	By: /s/ Barret Toan
________________________________________
Barrett Toan, Chief Executive Officer
July 24, 2002	/s/ Stuart Bascomb
________________________________________
Stuart L. Bascomb